Exhibit 99.2

International Game Technology and The Ader Group Announce Settlement

(LAS VEGAS and NEW YORK – July 1, 2013) – International Game Technology (NYSE: IGT) (the “Company”), a global leader in casino gaming entertainment and systems technology, and the Ader Group today announced that they have reached an agreement (the “Agreement”) in connection with the proxy contest related to IGT’s 2013 annual meeting of shareholders (the “Proxy Contest”).

Pursuant to the Agreement, the members of the Ader Group have agreed to observe certain standstill provisions for four years. In addition, the Ader Group and the Company have agreed to a mutual release of claims in connection with, relating to or resulting from the Proxy Contest. The Company has agreed to reimburse the Ader Group for its documented out-of-pocket costs, fees and expenses incurred in connection with the Proxy Contest, up to a maximum amount of $2.5 million.

The Ader Group noted that it strongly supports IGT’s current direction and recognizes the significant contributions under the leadership of Patti Hart, her management team and the Board of Directors to advance the Company’s business, strategy and corporate governance practices.  In addition, the Company acknowledges that Charles Mathewson was instrumental in driving IGT’s leading market share and creating significant shareholder value, during a dynamic growth phase for the Company and the industry.

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

   News Release

International Game Technology and The Ader Group Announce Settlement

About Ader Investment Management LP

Ader Investment Management LP is a Delaware limited partnership that was founded in 2003. Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York. Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP. In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP. Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm’s general partner, Ader Fund Management LLC.

IGT Contacts:

Michael Greene

Senior Manager, Investor Relations

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 866-296-4232

Ader Group Media Contact:

Robert Ford

+1 212-999-5585